EXHIBIT 10.1
SEPARATION AND CONSULTING AGREEMENT
SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) made and entered into by and between Avid Technology, Inc., a Delaware corporation (the “Company”) and Kenneth A. Sexton (the “Executive” and together with the Company, the “Parties”), dated as of April 22, 2013 (the “Transition Date”).
WHEREAS, the Executive is employed as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company pursuant to an Amended and Restated Executive Employment Agreement entered into as of December 20, 2010 (the “Employment Agreement”); and
WHEREAS, the Executive and the Company have mutually determined that it is an appropriate time for the Executive’s employment to terminate and for the Company to transition to a new Executive Vice President, Chief Financial Officer and Chief Administrative Officer and therefore wish to set forth the terms of such termination and transition; and
WHEREAS, the Executive and the Company wish to set forth the consequences of such termination under the Employment Agreement; and
WHEREAS, the Executive and the Company wish to provide for the Executive’s ongoing assistance to the Company as a consultant during the Consulting Period (as defined below).
NOW, THEREFORE, in order to provide for an orderly transition and in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Resignation; Consulting Period; Consulting Fees.
(a)    Effective as of the Transition Date, the Executive’s employment with the Company and each of its affiliates shall terminate. In furtherance thereof, the Executive hereby resigns (i) his position as Executive Vice President, Chief Financial Officer and Chief Administrative Officer, (ii) his employment with the Company and (iii) any other position that he holds with the Company and any affiliate of the Company, in each case effective as of the Transition Date. The Executive and the Company each hereby waive any advance notice period which otherwise may have been required in connection with the Executive’s termination of employment. Except as provided in Section 2 hereof, the Executive shall not be entitled to severance payments or severance benefits upon the termination of his employment.
(b)    For the period commencing on the Transition Date and ending on September 30, 2013 (the “Initial Consulting Period”) the Executive shall commit 45% of his working time to providing services to the Company as a non-employee consultant, which services shall consist of assisting the Company (i) with the ongoing accounting evaluation, (ii) the transition of duties to the Company’s new Executive Vice President, Chief Financial Officer and Chief Administrative Officer, (iii) with specific projects as directed by the Company’s new Executive Vice President, Chief Financial Officer and Chief Administrative Officer.

The Executive shall also provide assistance with respect to any investigative, administrative or regulatory proceeding as requested from time to time. The Initial Consulting Period shall be automatically extended unless either party provides 2 weeks’ notice prior to the end of the Initial Consulting Period of such Party’s intention to end the Consulting Period, and shall then continue until either Party terminates the Consulting Period pursuant to the provisions of Section 1(d). Following the Initial Consulting Period the Executive shall continue to commit 45% of his working time to provide the consulting services, unless the Parties agree otherwise. The period during which the Executive provides such consulting services (including the Initial Consulting Period) is referred to herein as the “Consulting Period.”
(c)    During the Initial Consulting Period, and unless the Parties agree otherwise, following the Initial Consulting Period during the remainder of the Consulting Period, the Company shall pay the Executive a consulting fee of $15,000 per month (such fees, the “Consulting Fees”), payable monthly in arrears. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Consulting Period in connection with providing the consulting services hereunder, including reasonable expenses incurred in order to be present in the Company’s offices in Burlington, Massachusetts, not to exceed $10,000 per month unless otherwise agreed between the Company and the Executive. The Executive shall bill the Company monthly for all such expenses (including providing reasonably required documentation of such expenses), which invoices the Company shall pay in accordance with the Company’s expense reimbursement policy (for the avoidance of doubt, the Executive shall have no obligations or rights with respect to Company's corporate apartment which has been in the Executive's use during his employment with the Company). The Company shall not withhold or deduct from the Consulting Fee any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of the Executive. The Executive shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the compensation described in this Section 1(c) and shall hold the Company and its affiliates and their officers, directors and employees harmless from any liability arising from the Executive’s failure to comply with the foregoing provisions of this sentence.
(d)    Either Party may terminate the Consulting Period at any time on 14 days’ prior written notice to the other Party. If the Consulting Period is terminated by any Party for any reason, the Executive shall be entitled to (i) payment of the Consulting Fee accrued for the portion of the Consulting Period completed as of the date of termination and (ii) payments for any expenses incurred in accordance with Section 1(c), in each case payable at the regularly scheduled time. Except as set forth in Section 2, upon termination of the Consulting Period, no other payment shall be due hereunder.
(e)    It is understood by the Parties hereto that the Executive shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. The Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates, except as may be elected by the Executive pursuant to COBRA.

2.
Eligibility for Certain Payments and Benefits. The Executive is currently party to the Employment Agreement. Provided that the Release (as described in Section 3 below) becomes effective, the Parties agree that the termination of the Executive's employment described in Section 1(a) hereof will be treated as a termination of employment under Section 4.1.4 of the Employment Agreement. Accordingly, provided that the Release (as described in Section 3 below) becomes effective, the Executive will be entitled to the severance payments and benefits described in Section 4.3.3 of the Employment Agreement (the "Severance Benefits"), which shall be paid or provided in such amounts and in such manner as is described in Section 4 below.

3.
Release. Pursuant to the Employment Agreement, in order to receive the Severance Benefits, the Executive is required to execute following the Transition Date a release in favor of the Company in the form attached hereto as Exhibit A (the “Release”) within twenty one (21) days following the Transition Date and not revoke such a release within seven (7) days from execution. In the event that the Executive does not timely execute the Release or timely revokes the Release, this Agreement shall be null and void, ab initio and the Executive will not be entitled to the Severance Benefits.

4.	Accrued Benefits and Severance Benefits.
(a)    Accrued Benefits. The Company shall provide the Executive with the accrued compensation and benefits described in Section 4.3.3(a) of the Employment Agreement following the Transition Date, including accrued and unused vacation as of the Transition Date.
(b)    Salary Continuation. Subject to the satisfaction of the conditions described in Section 2, the Company shall pay the Executive salary continuation during the twelve (12) month period following the Transition Date as provided in Section 4.3.3(b) of the Employment Agreement, in the aggregate amount of $433,333, in accordance with the payment schedule described in such Section 4.3.3(b).
(c)    Payment in Respect of Bonuses. Subject to the satisfaction of the conditions described in Section 2, the Executive shall remain eligible for an Annual Incentive Bonus for:

(i)
the 2012 calendar year in the amount of $400,000 multiplied by the applicable actual plan payout factor; provided, however that such Annual Incentive Bonus will be paid only if the Company pays bonuses on account of 2012 to executives who remain employed with the Company; and

(ii)	the 2013 calendar year in the amount of $400,000 multiplied by the applicable actual plan payout factor and pro-rated by 5/12ths; provided, however that such Annual Incentive Bonus will be paid only if the Company pays bonuses on account of 2013 to executives who remain employed with the Company.
If payable, such bonus amounts will be paid in a lump sum on or about the date on which the Company pays bonuses to executives who remain employed with the Company.
(d)    Payment in Respect of Section 4.3.3(d). Subject to the satisfaction of the conditions described in Section 2, the Company shall pay the Executive the amount of $30,000 in full satisfaction of the Company’s obligations set forth in Section 4.3.3(d) of the Employment Agreement.
(e)    Outplacement. Subject to the satisfaction of the conditions described in Section 2, the Company shall provide the Executive with the outplacement services described in Section 4.3.3(e) of the Employment Agreement, in accordance with the provisions of such section.
(f)    Treatment of Equity Awards. The Executive’s outstanding equity awards shall be treated in the following manner:

(i)
Unvested Time-Vesting Options and Time-Vesting Restricted Stock Units. Subject to the satisfaction of the conditions described in Section 2, the Executive will become vested in time-vesting stock options and time vesting restricted stock units held by the Executive as of the Transition Date as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 13-month period immediately following the Transition Date. Except as set forth in this Paragraph 4(f)(i), each other time-vesting stock option, restricted stock unit or other award or portion thereof that is unvested as of the Transition Date shall be forfeited on the Transition Date

(ii)
Other Equity Awards; Unvested Performance Awards. Each equity or equity-based award held by the Executive the vesting of which is contingent upon the attainment of performance goals and which is unvested as of the Transition Date, shall be forfeited on the Transition Date.

(iii)
Exercise Period of Vested Options. All stock options held by the Executive which are vested as of the Transition Date (after giving effect to the vesting described in Paragraph 4(f)(i) hereof) shall remain exercisable for the thirteen (13) month period commencing on the Transition Date (but not beyond the maximum term of such option).

(g)    Other Matters. The Executive hereby acknowledges that, in connection with his termination of employment with the Company or any event subsequent to such termination, the Executive shall not be entitled to receive from the Company or an affiliate any severance pay or benefits except as described in Section 2 and this Section 4 and that the payments described in this Section 4 are in full satisfaction of the Company’s severance obligations to the Executive. All payments and benefits referenced hereunder other than the Consulting Fee shall be subject to required tax withholding.

5.
Employment Agreement. This Agreement supersedes the Employment Agreement, except that the provisions of Sections , 4.5, Article V, and Article 6 other than Section 6.7 of the Employment Agreement shall remain in effect in accordance with their terms.

6.
Section 409A. The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto ("Section 409A") and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and the Executive each agree that upon the Transition Date, the Executive will experience a "separation from service" for purposes of Section 409A.

7.
Return of Company Property and Information. Within five calendar (5) days following the end of the Consulting Period or at such later date as may be agreed to be the Company, Executive shall return to the Company all materials containing Company Information (as defined below), and any copies, duplicates, reproductions or excerpts thereof, including, but not limited to, documents and memoranda, and all other property belonging to Company which in each case is in Executive's possession or control. The term Company Information as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business or financial information which Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of Company.

8.
Cooperation. The Executive agrees that, from and after the Transition Date, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its affiliates, that relates to events as to which the Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse the Executive for expenses reasonably incurred in connection with any such cooperation following the Consulting Period, and provided that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.

9.	Time and Disclosures. Executive acknowledges that he has been given at least twenty-one (21) days to consider whether to execute this Agreement and the Release.

10.	Executive Acknowledgement. The Executive acknowledges that:

The Executive has carefully read all provisions of this Agreement and the Release and fully understands what those provisions mean.
The Executive has been advised by the Company of his or her right to review this Agreement with his legal counsel and other advisors prior to executing it.
The Executive is entering into this Agreement of the Executive’s own free will and choice, without being pressured, forced or coerced into signing in exchange for good and valuable consideration on the part of the Company. The Executive is in good health and of sound mind, and there is no reason why the Executive would be unable to make a knowing and voluntary decision to agree to this Agreement.
The Executive understands and agrees that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of the Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered and the remainder of the Agreement shall remain valid and enforceable in accordance with its terms.

11.	No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Executive, the Company or any of its affiliates.

12.
Entire Agreement. This Agreement, together with the Employment Agreement, the documents evidencing the awards described in Section 4(f)(i) and any confidentiality, non-disclosure, inventions or similar agreement executed by the Executive with the Company represent the entire agreement of the parties regarding the subject matter hereof. The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

THE EXECUTIVE IS ADVISED TO READ THIS DOCUMENT AND THE RELEASE CAREFULLY. THIS DOCUMENT AND THE RELEASE ARE LEGAL DOCUMENTS. THEY INCLUDE AN AGREEMENT BY THE EXECUTIVE TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY, ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES (AND THE OTHER RELEASED PARTIES DESCRIBED IN THE RELEASE).
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

AVID TECHNOLOGY, INC.

By:     /s/ Louis Hernandez, Jr.      4/22/13
Name: Louis Hernandez, Jr.    Date
Title: Chief Executive Officer and President

Print Name: Louis Hernandez

Kenneth A. Sexton

/s/ Ken Sexton      4/22/13
Date

EXHIBIT A
RELEASE OF CLAIMS
This General Release of Claims (the "General Release") is being executed by Kenneth A. Sexton ("Executive"), for and in consideration of certain amounts payable under the Amended and Restated Executive Employment Agreement entered into as of December 20, 2010 (the “Employment Agreement”) as modified by the Separation and Consulting Agreement entered into between Avid Technology, Inc. (the “Company”) and Executive dated as of April 22, 2013 (the “Transition Agreement”). Executive agrees as follows:
Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by Executive arising from or related to his employment with the Company, or the termination of that employment, including but not limited to: all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq., and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., all as amended; all claims under the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, §1B and the Massachusetts Maternity Leave Act , M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this General Release prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation set forth in the Employment Agreement. Executive further hereby irrevocably and unconditionally waives any and all rights to recover

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any relief and damages concerning the claims that are lawfully released in this Paragraph. Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.
Executive acknowledges that this is a General Release, and he agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, as amended by the Older Workers Benefit Protection Act. Executive acknowledges that he has read and understands the foregoing General Release and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this General Release, and that he has had more than 21 days within which to consider this General Release. Executive understands that he has seven days following his execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received at the principal office of the Company, no later than 11:59 p.m. on the seventh calendar day after the date on which Executive has signed this General Release. Executive expressly agrees that, in the event he revokes this General Release, the Company shall not be obligated to pay him any amounts the payment of which is expressly conditioned under the Employment Agreement on the effectiveness of this General Release.
Notwithstanding any other provision of this General Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that the Executive is not releasing hereunder (i) any rights or potential claims for indemnification as otherwise available to Executive as an employee, officer, director, agent or in any other capacity, (ii) any rights or potential claims with respect to any event, matter, cause or thing which occurs after the date that Executive executes this General Release, including without limitation, any such rights or potential claims which arise after the date that Executive executes this General Release with respect to the Employment Agreement or with respect to any other agreement to which the Company and Executive are parties, or (iii) any claims for benefits under employee benefit plans.
IN WITNESS WHEREOF, the Executive has executed this General Release, on the date set forth below (which shall not be on or prior to the Transition Date, as defined in the Transition Agreement).
ACCEPTED AND AGREED TO:
Kenneth A. Sexton
/s/ Ken Sexton

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